Exhibit 10.13

TERM NOTE

January 30, 2003

FOR VALUE RECEIVED, Woodworkers Warehouse, Inc., a corporation organized under the laws of the State of Delaware (the “Borrower”), promises to pay to the order of Porter-Cable Corporation, a Delaware Corporation, (the “Lender”), the principal sum of Two Million dollars ($2,000,000) (the “Principal Sum”), together with interest thereon at the rate hereinafter provided, in accordance with the following:

1.    Interest.

Commencing as of the date hereof and continuing until repayment in full of all sums due hereunder, the unpaid Principal sum shall bear interest at The rate of five percent (5%) per as

2.    Payments and Maturity.

The unpaid Principal Sum, together with interest thereon at the rate provided above, shall be payable as follows:

(a)    Interest on the unpaid principal sum shall be due and payable monthly, commencing February 1, 2003, and on the first day of each month thereafter to maturity;

(b)    The Principal Sum shall be paid in twelve (12) equal, successive monthly installments of $166,666.67 each commencing on February 1, 2003; and

(c)    Unless sooner paid, the unpaid principal Sum, together with interest accrued and unpaid thereon, shall be due and payable in full on January 1, 2004.

3.    Application of Payments.

All payments, made on account of this Note shall be applied first to the payment of accrued and unpaid interest then due hereunder, and the remainder; if any, shall be applied to the unpaid Principal sum, with application first made total principal installments then due hereunder and thereafter to the principal payments due in the inverse order of maturities. All payments on account of this Note shall be paid in lawful money of the United Stales of America in immediately available funds during regular business hours of the Lender at its office at 4825 Highway 45, North, Jackson, TN 38305 or at such other times and places as the Lender may at any time and from time to time designate in writing to the Borrower.

4.    Prepayment.

The Borrower may prepay the Principal Sum in whole or in part without premium or penalty.

5.    Default and Remedies.

Should the Borrower fail to pay any installment of interest or principal when due, at the option of the Lender, all amounts payable by the Borrower to the Lender under the terms of this Note shall immediately become due and payable by the borrower to the Lender upon five (5) days written notice to the Borrower or another person, and the Lender shall have all of the rights, powers, and remedies available under the terms of this Note and all applicable laws. The Borrower hereby waives presentment protest and demand, notice of protest, notice of demand and of dishonor and non-payment of this Note (except as provided above) and expressly agrees that this Note or any payment hereunder may be extended from time to time without in any way affecting the liability of the Borrower.

6.    Expenses.

The Borrower promises to pay to the Lender on demand by the Lender all reasonable costs and expenses incurred by the Lender in connection with the collection and enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses and all court costs.

7.    Miscellaneous.

Each right, power; and remedy of the Lender as provided for in this Note, or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note or now or hereafter existing under any applicable law, and the exercise or beg of the exercise by the Lender of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise byte lender of any or all such other rights, powers, or remedies. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant, or agreement of this Note to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Lender from exercising any such right, power, or remedy at a later time or times. By accepting payment after the due date of any amount payable under the terms of this Note, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an Event of Default for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note.

8.    Partial Invalidity.

In the event any provision of this Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect such invalidity, illegality, or unenforceablilty shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid illegal, or unenforceable.

9.    Captions

The captions herein set forth are for convenience only and shall not be deemed to define, limit, or describe the scope or intent of this Note.

10.    Applicable Law.

The Borrower acknowledges and agrees that this Note shall be governed by the laws of the State of Minnesota even though for the convenience and at the request of the Borrower, this Note may be executed elsewhere.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by its duly authorized partners/officers as of the date first written above.

ATTEST:	Woodworkers Warehouse, Inc.

/s/ Rick C. Welker	By: /s/ Walter S. Spokowski
Name: Rick C. Welker	Name: Walter S. Spokowski
Title: Vice President	Title: President

ATTEST:	Porter-Cable Corporation

/s/ Edward H. Ogle	By: /s/ Tom W. DeWitt ..
Name: Edward H. Ogle	Name: Tom W. DeWitt
Title: Director of Credit	Title: Sr. Vice President – Finance

PORTER-CABLE/DELTA

RESCHEDULE        $2,000,000 OVER 12 EQUAL PAYMENTS

INTEREST AT 5% ON DECLINING BALANCE

	PRINCIPAL	INTEREST	TOTAL	REMAINDER
FEB 1, 2003	$166,666.67	$0.00	$166,666.67	$1,833,333.33
MARCH 1, 2003	$166,666.67	$7,638.89	$174,305.56	$1,666.666.66
APRIL 1, 2003	$166,666.67	$6,944.44	$173,611.11	$1,499,999.99
MAY 1, 2003	$166,666.67	$6,250.00	$172,916.67	$1,333,333.32
JUNE 1, 2003	$166,666.67	$5,555.56	$172,222.23	$1,166,666.65
JULY 1, 2003	$166,666.67	$4,86.11	$171,527.78	$999,999.98
AUGUST 1, 2003	$166,666.67	$4,166.67	$170,833.34	$833,333.31
SEPTEMBER 1, 2003	$166,666.67	$3,472.22	$170,138.89	$666,666.84
OCTOBER 1, 2003	$166,666.67	$2,777.78	$169,444.45	$499,999.97
NOVEMBER 1, 2003	$166,666.67	$2,083.33	$168,750.00	$333,333.30
DECEMBER 1, 2003	$166,666.67	$1,388.89	$168,055.56	$166,666.63
JANUARY 1, 2004	$166,666.63	$694.44	$167,361.07	$0.00

	$2,000,000.00	$45,833.33	$2,045,833.33

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